Exhibit 99.1
PENWEST REPORTS FOURTH QUARTER AND YEAR END 2007
FINANCIAL RESULTS
DANBURY, CT, March 12, 2008 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the fourth quarter and full year ended December 31, 2007.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “2007 was a year of notable progress for Penwest, and one in which we also dealt with certain challenges in our business. Our achievements include listing three additional patents for Opana ER in the Orange Book, advancing the development of our lead product candidate, nalbuphine ER, through completion of a Phase IIa clinical trial and establishing an early stage portfolio of neurology-based assets.
“We are pleased with the continued sales growth of Opana ER and with Endo’s commitment to the product. We plan to continue to work with Endo in 2008 to obtain additional patent protection and support geographic expansion and life cycle extension strategies for Opana ER.
“With our recently completed equity financing, we are confident in our financial position. We plan to exercise disciplined financial management of the Company’s existing resources as we continue to advance the development of the products in our pipeline. Our priorities in this respect include optimizing our infrastructure, pacing the development of our internal product pipeline and seeking sources of non-dilutive capital.”
Fourth Quarter
Total revenues for the fourth quarter of 2007 were $872,000 compared with $739,000 for the fourth quarter of 2006. The increase of $133,000 was primarily due to revenues recognized for research and development reimbursements under a collaboration involving the Company’s TIMERx® technology.
Net loss for the fourth quarter of 2007 was $9.3 million, or $0.40 per share, compared with a net loss of $8.9 million, or $0.38 per share, for the fourth quarter of 2006.
SG&A expenses decreased $146,000 to $ 3.4 million for the fourth quarter of 2007 compared with $3.6 million in the fourth quarter of 2006. This decrease was primarily attributable to lower incentive bonus compensation costs, as well as lower market research expenses in the fourth quarter of 2007 compared with the fourth quarter of 2006. These decreased costs were partially offset by increased legal costs, primarily associated with the Company’s previously announced lawsuit with Endo Pharmaceuticals Inc. against IMPAX Laboratories, Inc.
R&D expenses for the fourth quarter of 2007 were $6.5 million compared with $6.4 million in the fourth quarter of 2006. The increase was primarily due to payments to Edison Pharmaceuticals, Inc. in connection with Penwest’s collaboration and license agreement with Edison, which the Company entered into in July 2007, as well as expenses related to the initiation of preclinical work conducted by Penwest on A0001, the lead candidate licensed under the Edison collaboration. The increase was also attributable to increased spending on the development of nalbuphine ER. These increased costs were largely offset by lower expenses on other early stage product candidates, including torsemide ER, on which the Company ceased development efforts in the third quarter of 2007, as previously reported.
As of December 31, 2007, Penwest had $23.0 million in cash, cash equivalents and marketable securities compared with $40.6 million as of December 31, 2006. On March 11, 2008, the Company completed the sale of approximately 8.14 million units, representing an aggregate of approximately 8.14 million shares of the Company’s common stock, together with warrants to purchase an aggregate of approximately 4.07 million shares of common stock, through a private placement to selected institutional investors resulting in expected net proceeds, after expenses, of approximately $23.2 million.
Full Year
For the year ended December 31, 2007, Penwest reported total revenues of $3.3 million compared with $3.5 million for the year ended December 31, 2006, a decrease of $191,000. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals Inc. of Pfizer Inc.’s 30mg generic version of Procardia® XL, with lower revenues in 2007 due to a decrease in royalties from Mylan. This decrease in Mylan royalties was partially offset by increased revenues from Penwest’s sales of bulk TIMERx material to Endo for use in Opana ER as well as revenues recognized for research and development reimbursements under a collaboration involving the Company’s TIMERx technology.
Net loss for the year ended December 31, 2007 was $34.5 million, or $1.48 per share, compared with a net loss of $31.3 million, or $1.38 per share, in 2006.
SG&A expenses increased $185,000 to $14.3 million in 2007, compared with $14.1 million in 2006. This increase primarily reflects increased facility-related costs and legal costs, including fees associated with the Company’s lawsuit against IMPAX, business development activities and general corporate matters. These increases were partially offset by decreased market research expenses in

2007 compared with 2006 as expenses in 2006 reflected the significant market research activities Penwest conducted in that period.
R&D expenses increased $704,000 to $23.6 million in 2007, compared with $22.9 million in 2006. This increase was primarily due to payments made to Edison and expenses related to preclinical work conducted by Penwest on A0001, and increased spending on the development of nalbuphine ER. These increased costs were partially offset by decreased expenses recorded for stock-based compensation, lower expenses on other early stage product candidates in Penwest’s development pipeline, including torsemide ER, and lower expenses associated with Opana ER reflecting the higher expenses incurred by the Company in 2006 in preparation for Endo’s launch of Opana ER.
Conference Call and Webcast
Ms. Good and Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer, will hold a conference call today at 11:00 am EDT to review the Company’s fourth quarter and year end 2007 financial results, operational developments and financial outlook. The dial-in numbers for the call are:
Domestic Telephone Number: 888-277-5064
International Telephone Number: 706-679-2324
The conference ID is “38123558”
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
About Penwest Pharmaceuticals
Penwest is a drug development company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize prescription products that address unmet medical needs, primarily for disorders of the nervous system. Penwest is currently applying its drug delivery and drug development expertise to a pipeline of potential products that are in various stages of development and that it intends to commercialize independently or through third party alliances.
Forward-Looking Statements
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo for the commercial success of Opana ER and risks of generic competition, the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology and prevent others from infringing it; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2007, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statement made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

Contacts:	Investors: Ben Palleiko/Diane D’Alessandro (203) 796-3700 (877) 736-9378	Media: Caroline Gentile Kekst and Company (212) 521-4800

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

Revenues:
Royalties and licensing fees	$617	$589	$2,613	$3,118
Product sales	177	150	519	381
Research and development reimbursements	78	—	176	—

Total revenues	872	739	3,308	3,499
Cost of revenues:
Cost of product sold	136	127	438	231
Cost of research and development reimbursements	72	—	167	—

Total cost of revenues	208	127	605	231

Gross profit	664	612	2,703	3,268

Operating Expenses:
Selling, general and administrative	3,428	3,574	14,260	14,075
Research and product development	6,510	6,449	23,561	22,857

Total operating expenses	9,938	10,023	37,821	36,932

Loss from operations	(9,274)	(9,411)	(35,118)	(33,664)
Investment income	322	559	1,770	2,352
Interest expense	(350)	—	(1,117)	—

Net loss	$(9,302)	$(8,852)	$(34,465)	$(31,312)

Basic and diluted net loss per common share	$(0.40)	$(0.38)	$(1.48)	$(1.38)

Weighted average shares of common stock outstanding	23,272	23,011	23,216	22,751

Other Information	December 31, 2007	December 31, 2006

Cash, cash equivalents And marketable securities	$22,973	$40,590